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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           AIRSHIP INTERNATIONAL LTD.
              (Under Section 805 of the Business Corporation Law)

     FIRST: The name of the corporation is Airship International Ltd. (the "Corporation").

     SECOND: The Certificate of Incorporation was filed with the New York Department of State on June 9, 1982.

     THIRD: (a) The Corporation hereby amends its Certificate of Incorporation in order to (i) change the purposes for which the Corporation is formed; (ii) increase the 80,000,000 authorized shares of common stock, with $.01 par value, to 110,000,000 authorized shares of common stock, with $.01 par value; (iii) change issued shares of Class A 8% Cumulative Convertible preferred stock, with $.01 par value, into issued shares of common stock, with $.01 par value, at the rate of one for three, as described below; (iv) cancel the remaining 2,300,199 shares of Class A 8% Cumulative Convertible preferred stock, with $.01 par value, which are authorized and unissued; and (v) cancel the remaining 6,000,000 shares of preferred stock, with $.01 par value, which are authorized and unissued.

     (b) The Corporation hereby amends its Certificate of Incorporation to change 1,699,801 issued shares of Class A 8% Cumulative Convertible preferred stock, with $.01 par value, of which 4,000,000 are authorized, into 5,099,403 issued shares of common stock, with $.01 par value, of which 80,000,000 are authorized and 47,174,246 are issued. After such change, the Corporation will have issued 52,273,649 shares of common stock, with $.01 par value, and the authorized shares of common stock, with $.01 par value, will increase by 24,900,597 shares to 110,000,000 shares of common stock, with $.01 par value.

     FOURTH:  To accomplish the foregoing amendments:

     (a) Paragraph 2 of the Certificate of Incorporation is hereby deleted in its entirety and the following shall be inserted into Paragraph 2:

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          The purpose or purposes for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law. The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

     (b) Paragraph 4 of the Certificate of Incorporation is hereby deleted in its entirety and the following shall be inserted into Paragraph 4:

          The aggregate number of shares of stock which the Corporation shall be authorized to issue is 110,000,000, all of which shall be common stock, par value $.01 per share.

     FIFTH: The foregoing amendment of the certificate of incorporation of the Corporation was authorized by the consent in writing of all of the members of the Board of Directors of the Corporation followed by the vote of the holders of at least a majority of all of the outstanding shares of the Corporation entitled to vote thereon, and pursuant to section 804 of the Business Corporation Law was authorized by a vote of the holders of 51% of all outstanding shares of the class of preferred stock adversely affected thereby, voting as a class.

     IN WITNESS WHEREOF, we have subscribed this certificate and hereby affirm it as true under the penalties of perjury this 11th day of June, 1998.



                             /s/ Louis J. Pearlman
                             -------------------------------------------
                             Louis J. Pearlman, President



                             /s/ Alan Siegel
                             -------------------------------------------
                             Alan Siegel, Secretary